UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]	No fee required.
[ ]	Fee paid previously with preliminary materials:
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Enterprise Financial Services Corp (“2024 Annual Meeting”) will be held on Wednesday, May 1, 2024, at 5:00 p.m. Central Time. The 2024 Annual Meeting will be held virtually. You will not be able to attend the 2024 Annual Meeting physically in-person. To participate in the meeting, visit https://www.virtualshareholdermeeting.com/EFSC2024. Shareholders will be able to attend, submit questions and vote their shares electronically during the 2024 Annual Meeting by logging in with the 16-digit control number included on their proxy card, voting instruction form or notice of internet availability. The 2024 Annual Meeting will begin promptly at 5:00 p.m., Central Time. We encourage you to access the 2024 Annual Meeting prior to the start time. The virtual 2024 Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones). The platform includes functionality that affords shareholders the same meeting participation rights and opportunities they would have at an in-person meeting. Participants should allow ample time to log in and ensure that they can hear streaming audio prior to the start of the 2024 Annual Meeting.

The 2024 Annual Meeting is for the following purposes:
1.To elect as directors the 14 nominees to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified.
2.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
3.    To approve executive compensation in an advisory (non-binding) vote.

The Board of Directors has fixed the close of business on March 7, 2024 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have four options for voting your shares:
1.    vote via the internet,
2.     vote via the telephone,
3.    complete and return the proxy card sent to you, or
4.    vote electronically during the virtual meeting.
For internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the 2024 Annual Meeting by following the instructions in the accompanying proxy statement, (“Proxy Statement”).

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary
Clayton, Missouri,
March 19, 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be held on Wednesday, May 1, 2024:

This Proxy Statement and our 2023 Annual Report on Form 10-K are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2024 Annual Meeting of Shareholders or any adjournment or postponement thereof. The meeting will be held virtually over the internet on Wednesday, May 1, 2024 at 5:00 p.m. Central Time.

This Proxy Statement and the proxy card were first provided to shareholders on or about March 19, 2024.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on and how does the Board recommend that I vote?

Proposal	Board Voting Recommendation
1.The election of 14 directors to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified.	FOR all nominees
2.The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR
3.An advisory (non-binding) vote to approve executive compensation.	FOR

Who can vote at the meeting? The Board has set March 7, 2024 as the record date (the “Record Date”) for the 2024 Annual Meeting. All shareholders who owned our common stock at the close of business on the Record Date may vote at the 2024 Annual Meeting. On the Record Date, there were 37,514,488 shares of common stock outstanding. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a shareholder of record and the beneficial owner of those shares. As a shareholder of record, you have the right to grant your voting proxy directly to the Company, or to vote electronically at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only shareholders of record may vote electronically at the meeting. If your shares are held in “street name,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our shareholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These shareholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions. You are also invited to attend the virtual 2024 Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares electronically at the virtual 2024 Annual Meeting unless you obtain a legal proxy from your broker or bank.

Internet availability of proxy solicitation and other 2024 Annual Meeting materials. We are furnishing proxy materials to some of our shareholders via the internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials instructs shareholders that our proxy statement, annual report to shareholders, electronic proxy card and related materials are available for viewing, free of charge, on the internet. Shareholders may then access these materials and vote over the internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our 2024 Annual Meeting by reducing costs associated with printing and postage.

We mailed the required Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on or about March 19, 2024. The proxy materials will be posted on the internet, at www.proxyvote.com, no later than the day we begin mailing the Notice and through the conclusion of the 2024 Annual Meeting. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. The Notice will also include instructions on how to access and review the proxy materials online, how to vote your shares over the internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the shareholder of record, you may revoke your proxy at any time before the 2024 Annual Meeting of shareholders by:

•entering a new vote by internet or telephone;
•returning a later-dated proxy card;
•sending written notice of revocation to the Corporate Secretary of the Company; or
•attending the virtual 2024 Annual Meeting and voting electronically.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of common stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the 2024 Annual Meeting by properly executed proxies received prior to or at the 2024 Annual Meeting which are not properly revoked will be voted at the 2024 Annual Meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board’s director nominees in Proposal 1, and FOR Proposals 2, and 3.

How many votes are required to elect each director? A plurality of votes cast at the 2024 Annual Meeting is required for the election of each director, which effectively means that the 14 persons receiving the most votes will be elected as directors. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your shares will not be voted with respect to those nominees indicated; however, your shares will be counted for purposes of determining whether there is a quorum. There is no cumulative voting for our directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to submit his or her resignation to the Board. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a majority has been cast in favor of a nominee. If you cast a “withheld” vote, your vote will have a similar effect as a vote against that director nominee under our majority voting policy for directors. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

How many votes are required to adopt the other proposals?
Each outstanding share of our common stock as of the Record Date is entitled to one vote on each proposal at the 2024 Annual Meeting.

If there is a quorum at the 2024 Annual Meeting, the matters, other than the election of directors, to be voted upon by the shareholders require the following votes for such matter to be approved:

•Proposal 2. Ratification of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2024 Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2024. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.
•Proposal 3. Advisory (non-binding) Vote on Approval of Executive Compensation. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2024 Annual Meeting is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. Of the proposals on which shareholders will be asked to vote on at the 2024 Annual Meeting, Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is a “routine” matter, while Proposal 1, the election of directors, and Proposal 3, the advisory vote on approval of executive compensation are “non-routine” matters.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (“Savings Plan”), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your shares in the same manner as other shareholders, i.e., by submitting your voting instructions by telephone or through the internet or by requesting a proxy card to sign and return. Please see the Notice we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for shares held in the Savings Plan must be returned by 11:59 p.m. Eastern Time on April 29, 2024.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted FOR the director nominees in Proposal 1, and FOR Proposals 2, and 3. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal 2, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, Proposals 1, and 3 are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The uninstructed shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”

Abstentions and broker “non-votes” (assuming a quorum is present) will have no effect on Proposals 2, and 3. Votes withheld and broker “non-votes” with respect to the election of any nominee for director will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the votes cast; however, such votes will be considered to have a similar effect as a vote against those director nominees under our majority voting policy.

How can I attend the 2024 Annual Meeting? The 2024 Annual Meeting will be held virtually over the internet. You will be able to participate in the virtual 2024 Annual Meeting and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/EFSC2024 and entering your sixteen-digit control number located on your proxy card. The virtual 2024 Annual Meeting will begin promptly at 5:00 p.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:45 p.m. Central Time, and you should allow ample time for logging in. You will have the same rights and opportunities that you would be afforded by an in-person meeting. Registered shareholders who login with their control number will be afforded an opportunity to vote their shares during the meeting and comment on proposals during the meeting. Representatives of the Company will be available to respond to relevant comments and questions.

What if I cannot locate my control number? You must have your control number to vote your shares. The sixteen-digit control number is located on your proxy card. If you are unable to locate your control number or proxy card, please note the following:

•If you shares are held in “street name” (i.e. your shares are held in a stock brokerage account or by a bank), you will need to contact your broker or financial institution directly and ask for their proxy department to obtain the necessary information.

•If you are a registered shareholder (i.e. the shares are registered in your name with our stock transfer agent), please send an email to the Company’s Investor Relations department, investorrelations@enterprisebank.com, and provide information regarding the name of the person holding the shares and the amount of shares owned.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by mailing proxy materials to the beneficial owners of common stock as of the Record Date.

The date of this Proxy Statement is March 19, 2024.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board, upon recommendation of its Nominating and Governance Committee, has nominated for election the 14 persons named below, each to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified. It is intended that proxies solicited will be voted for such nominees. There is no cumulative voting for our directors. The Board believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of shareholders after the later of: reaching age 72 or the fourth anniversary of the director’s initial election to the Board, and may not stand for election or re-election thereafter. However, a director need not retire and may stand for re-election if the Board, by unanimous vote, approves a waiver for such director, provided that any such waiver must be renewed annually and no waiver will be made or renewed for any director after reaching the age of 75.

The following biographical information is furnished with respect to each member of the Board, whom also serve as directors and officers (with respect to James B. Lally) of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”). In connection with election of the Board nominees to the Company's Board, these nominees will also be elected to the board of directors of the Bank.

There are no family relationships between or among any directors or executive officers, or nominees thereof, of the Company. Except as noted in the director biographies below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any investment company registered under the Investment Company Act of 1940, as amended. Other than Mr. Lally, all of our director nominees have been determined to be independent as defined in Nasdaq Rule 5605(a)(2). In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with the Company. They may also include relationships where a family member of a director is a partner, member, shareholder or officer of an organization that is a competitor of, or has a relationship with, the Company.

Name of Nominee	Age	Director Since
Lyne B. Andrich	57	2022
Michael A. DeCola	70	2007
Robert E. Guest, Jr.	69	2002
James M. Havel	69	2014
Michael R. Holmes	65	2015
Nevada A. Kent, IV	68	2017
James B. Lally	56	2017
Marcela Manjarrez	50	2022
Stephen P. Marsh	68	2022
Daniel A. Rodrigues	68	2022
Richard M. Sanborn	61	2020
Eloise E. Schmitz	59	2017
Sandra A. Van Trease	63	2005
Lina A. Young	59	2022

The biographies of the director nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Lyne B. Andrich served as Executive Vice President and Chief Financial Officer of CoBiz Financial Inc. (Nasdaq: COBZ) from May 2003 to January 2019, Chief Operating Officer from December 2017 to January 2019 and Controller from May 1997 to May 2003. Ms. Andrich has served on the Board of Directors and as a member of the Audit Committee of Fortis Bancorp (formerly known as Fortis Financial Inc.) (a privately held company) since May 2019, the Chairperson since May 2020 and member of the Compensation Committee since January 2023. She has previously served as a member of the Board of Governors for the Denver Zoological Foundation from June 2009 to December 2022 and served as its Chair of the Audit and Finance Committee. Ms. Andrich previously served on the Board of Directors and as a member of the Audit Committee of Whiting Petroleum, Inc. (NYSE: WLL) from September 2019 to August 2020, and served as an advisory board member for the Federal Reserve Bank of Kansas City’s Community Depository Institutions Advisory Council from 2016 through 2018. She brings to the Board extensive banking, financial, auditing, and public company experience.

Michael A. DeCola served as Vice Chairman of HBM Holdings Company (“HBM”) from February 2019 through December 2019. Mr. DeCola was the Chief Executive Officer of HBM from January 2014 to February 2019 (President and Chief Executive Officer from January 2014 through September 2018). Mr. DeCola served as Chairperson of the Board of Mississippi Lime Company, a portfolio company of HBM from January 2014 through December 2019. Mr. DeCola was previously the Chairperson of the St. Louis Regional Business Council and is the former Chairperson of the United Way of Greater St. Louis and a member of the Executive Committee. Mr. DeCola serves on the advisory board of several private, family-owned businesses. He brings to the Board extensive executive management experience and connections within the St. Louis business community.

Robert E. Guest, Jr. was a partner at the Affinity Law Group from November 2007 to April 2023. Mr. Guest brings significant legal experience in commercial activities and in merger and acquisitions. Mr. Guest has over forty years of legal experience and practices in the areas of business growth, mergers and acquisitions, mezzanine debt and capital market financing. Mr. Guest serves on the Board of Directors of the St. Louis Aquarium Foundation and advises private and family-owned businesses on properly installing advisory or fiduciary boards. Bob received his Bachelor of Science degree in accounting from Missouri State University and his Juris Doctor from the University of Missouri at Columbia School of Law. Mr. Guest brings significant experience in legal risk management and strategic business planning to the Board.

James M. Havel has served as the Executive Vice President and Chief Financial Officer at Clayco since March 2019. Previously, he served as Executive Vice President and Chief Financial Officer of Express Scripts Holding Company (Nasdaq: ESRX) from October 2017 through January 2019. Mr. Havel currently serves on the board of directors of Carestream Dental. From April 2016 through November 2016, Mr. Havel served as Chief Operating Officer of Vatterott Education Centers, a privately-held post-secondary trade school. From January 2015 through March 2016, Mr. Havel served as a financial executive with Express Scripts Holding Company. From April 2011 through December 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. Mr. Havel has also previously advised public and private companies on acquisitions and strategic planning in connection with independent consulting work. Mr. Havel brings extensive financial experience in both public and private company environments to the Board as well as a public accounting background that provides him with insight into the broad range of businesses and industries the Company serves.

Michael R. Holmes has served as Chairperson Emeritus of the Board for Rx Outreach, Inc., since May 2020, having previously served as Chairperson of the Board of Rx Outreach, Inc. since February 2016. Rx Outreach, Inc. is a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across the United States. Previously, he served as President of Rx Outreach, Inc. from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Mr. Holmes has broad public company senior management experience as well as consumer, financial and investment expertise. Mr. Holmes also brings to the Board a valuable perspective on community engagement and underserved markets.

Nevada A. Kent, IV served as an Adjunct Professor of Accounting at Washington University from August 2012 to May 2020. Previously, Mr. Kent worked with Pricewaterhouse Coopers, LLP as Market Managing Partner from July 2004 through June 2012, and Partner from August 1977 through June 2004, performing audit engagements, merger and acquisition engagements, litigation support, and security offerings. Mr. Kent also serves on a number of non-public boards and has over 35 years of auditing experience, including involvement in supervisor roles. He brings his extensive finance and accounting insight to the Board.

James B. Lally joined the Company in 2003 as senior vice president and was named president of the Bank’s Clayton unit in 2008. In 2011, he was appointed President of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Mr. Lally was named Executive Vice President of EFSC, with responsibility for the Company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Mr. Lally was named President of EFSC in August 2016 and subsequently became EFSC CEO in May 2017. Prior to EFSC, Mr. Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis. Mr. Lally has over 30 years of public banking experience. Mr. Lally brings to the Board his deep knowledge of the financial services industry, the Company and its business.

Marcela Manjarrez has served as Chief Executive Officer of M Strategic Communications Consulting since September 2022. Previously, Ms. Manjarrez served as Executive Vice President, Chief Communications Officer of Centene Corporation (NYSE: CNC) from March 2015 to May 2022. From June 2014 to March 2015, Ms. Manjarrez served as Vice President, Public Affairs for the Federal Reserve Bank of St. Louis. Ms. Manjarrez currently serves on the Board of Directors of Clayco as well as a number of charitable organizations, including St. Louis Symphony Orchestra, Opera Theatre of St. Louis, National Alliance for Hispanic Health and Counterpublic. Additionally, Ms. Manjarrez serves as an advisory board member for Washington University in St. Louis’ Center for Finance and Accounting Research. Ms. Manjarrez brings to the Board her extensive experience in communications.

Stephen P. Marsh served as Chairperson of the Company’s bank subsidiary, Enterprise Bank & Trust (“EB&T”), from 2008 to 2022 and as a member of EB&T’s Board of Directors since 2008. Mr. Marsh previously served as the Executive Vice President, Chairman and Chief Executive Officer of EB&T from 2008 until 2014; and Executive Vice President, Chairman and Chief Credit Officer from 2014 until his retirement in April 2016. Mr. Marsh also served as the President of EB&T from 2006 to 2008 and President of Commercial Banking at EB&T from 2003 to 2006. Prior to joining EB&T, Mr. Marsh served as president and senior loan officer of Southwest Bank from 1992 to 2003. Mr. Marsh serves on the board of directors and Finance Committee of Loyola Academy and previously served on the board of St. Joseph’s Institute for the Deaf, Unity Health Services and the University City Planning Commission. Mr. Marsh brings to the Board his deep level of understanding of the financial services industry combined with his risk management experience in the areas of credit management and regulatory compliance.

Daniel A. Rodrigues has served as executive partner at Hidden Creek Equity since February 2019. Mr. Rodrigues has also served as a member of EB&T’s Board of Directors since May 2016. Previously, Mr. Rodrigues served as the vice president and general manager of KLX Aerospace Solutions from May 2016 to April 2017. Mr. Rodrigues also previously served as chief operating officer for Herndon Products, Inc. from January 2008 to May 2016. Mr. Rodrigues also serves as executive Chairperson at JGB Enterprises, Inc. and serves on the Dean’s Advisory Board of Parks College. Mr. Rodrigues brings to the Board his extensive experience in operations and technology as well of his deep knowledge of EB&T.

Richard M. Sanborn served as a Director, President, and Chief Executive Officer of Seacoast Commerce Banc Holdings (“Seacoast”) (OTC: SCBH) and Seacoast Commerce Bank from October 2007 until it was acquired by the Company in November 2020. Mr. Sanborn previously served on the board of the Federal Reserve Bank of San Francisco, is the past Chair of the Federal Reserve Banks Community Depository Institution Advisory Council, a past Chair of the California Bankers Association, a past member of the American Bankers Association Government Relations Council, a past member of the Independent Community Bankers Association Lending Advisory Committee, and is a current member of the National Association of Corporate Directors. Mr. Sanborn has a B.S. in Accounting from Bentley University and a M.B.A. from California Pacific University. He brings deep knowledge of the banking industry and prior management and leadership experience of another financial institution to the Board.

Eloise E. Schmitz has been the chief executive officer and co-founder since 2013 of LoanNEX in St. Louis, Missouri, a residential mortgage SaaS platform serving mortgage originators and investors. She is also owner and partner of Adreon Investments, an investment partnership in independent restaurants in the St. Louis area. Previously, Ms. Schmitz was executive vice president and chief financial officer of Charter Communications, Inc. (Nasdaq: CHTR). She also has extensive corporate banking experience, having served at the former Mercantile Bank in St. Louis (now US Bank) and the former First Union National Bank in Charlotte, NC (now Wells Fargo). Ms. Schmitz has previously served on several non-public boards including the Board of Trustees for Villa Duchesne Oak Hill in St. Louis, the Advisory Board to Palace Capital Management, LLC, the H. Sophie Newcomb College Institute Director Advisory Council, and the Advisory Board of Women in Cable Television. Ms. Schmitz is a graduate of Tulane University. Ms. Schmitz brings her extensive experience in corporate banking and financial analysis to the Board.

Sandra A. Van Trease served as the Group President of BJC HealthCare, the largest healthcare institution in the St. Louis area, from 2004 through July 2020. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004. As an executive of RightChoice (NYSE: RIT) a health insurance company, from 1994 to 2002, she served as its President, Chief Financial Officer and Chief Operating Officer

from 2000 through 2002. Ms. Van Trease previously served on the board of directors of Peabody Energy (NYSE: BTU) where she also served as a Chair of their Audit Committee and Chair of the Health, Safety, Security and Environmental Committee. Ms. Van Trease serves as a director of QuikTrip Corporation (a privately held company) and a member of their Audit Committee since June 2022, a director of Drury Development Corporation (a privately held company) and a member of their Audit Committee as well as a director for the University of Health Sciences and Pharmacy (formerly known as the St. Louis College of Pharmacy), and previously served as a director for Vizient Mid-America and the National Association of ACO’s, in addition to several community organizations. Ms. Van Trease has a MBA and is a non-practicing Certified Public Accountant and Certified Management Accountant. Ms. Van Trease brings her executive management experience and knowledge of publicly-traded company boards as well as strong community service experience to the Board.

Lina A. Young served as Senior Vice President, Chief Information Officer of Peabody Energy (NYSE: BTU) from July 2010 to August 2021. Ms. Young served on a number of non-profit boards, including the Regional Board of Npower, which creates pathways to economic prosperity by launching digital careers for military veterans and young adults from underserved communities, from 2015 through 2019. Ms. Young has served on the Board of ABC to CEO, a non-profit organization preparing the next generation of young women for leadership roles in the C-suite, since February 2023. Ms. Young holds a Bachelor’s degree in Computer Science from Tulane School of Engineering, a Master’s degree in Information Management and a Master’s degree in Telecommunications from Washington University School of Engineering and Applied Science. Ms. Young brings to the Board deep experience in information technology and knowledge of cyber security risks.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board has determined that having an independent director serve as Chairperson of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Director DeCola is the current Chairperson of the Board and has held that position since May 2023.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees; however, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All committee members are appointed by the Board on recommendation of the Nominating and Governance Committee. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

The Board met seven times in 2023. All incumbent directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2023. The Company’s Board periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairperson of the Board.

While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. Fourteen out of sixteen of the then serving members of the Board attended the 2023 Annual Meeting of Shareholders (as noted, Messrs. Eulich and Hui did not stand for re-election and retired from the Board immediately following the Annual Meeting of Shareholders).

DIVERSITY

The Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for our shareholders. We believe that a board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Company’s Board prioritizes diversity in gender, demographic background, and professional experience when considering candidates for director as part of its commitment to diversity. At present, 43% of our Board is diverse from a female or underrepresented minorities perspective based on self-identification. In addition, the Company is committed to a culture of inclusiveness, equality and diversity at all levels of the Company’s workforce, offering a supportive and understanding environment designed to assist all individuals in realizing their maximum potential, regardless of their differences. Our goal is to ensure that, in carrying out our activities, we promote equality of opportunity and good relations between people of diverse backgrounds, and avoid unlawful discrimination. As of December 31, 2023, approximately 38% of our executive officers, and approximately 55% of our leadership team were diverse from a female or underrepresented minorities perspective based on self-identification.

Board Diversity Matrix As of March 19, 2024
Total Number of Directors	14
Part I: Gender Identity	Female	Male	Did not Disclose Gender
Directors	5	8	1
Part II: Demographic Background
African American or Black	—	1	—
Asian	1	—	—
Hispanic or Latinx	1	—	—
White	3	7	—
Did not Disclose Demographic Background	1

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2023.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total Annual Compensation
Lyne B. Andrich	$67,056	$64,444	$—	$131,500
Michael A. DeCola	29	186,721	—	186,750
Robert E. Guest, Jr.	77,052	63,948	—	141,000
James M. Havel	57	136,943	—	137,000
Michael R. Holmes	74,052	63,948	—	138,000
Nevada A. Kent, IV	78,524	65,476	—	144,000
Marcela Manjarrez	64,031	61,469	—	125,500
Stephen P. Marsh	63,296	63,204	400	126,900
Daniel A. Rodrigues	66,952	66,798	—	133,750
Richard M. Sanborn	62,056	64,444	—	126,500
Eloise E. Schmitz	66,280	66,220	—	132,500
Sandra A. Van Trease	32	148,468	—	148,500
Lina A. Young	66,552	63,948	—	130,500

(a) Includes fractional shares paid in cash.
(b) The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2023 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 26, 2024.

(c) Includes fees for advisory board meetings.

In 2023, non-employee directors received a $110,000 annual retainer, except for Mr. DeCola who received a $180,000 retainer for his service as Chairperson of the Board and Executive Committee. Annual retainers are paid in July of each year for the upcoming 12-month period. For committee service, the Chairpersons received an additional retainer as follows: Audit and Risk Committees - $18,000 for each committee, and Compensation and Nominating and Governance Committees - $15,000 for each committee. Non-Chairperson committee members received a retainer for Audit and Risk Committees of $7,500 for each committee and for Compensation and Nominating and Governance Committees of $5,000 for each committee. For January 2023 - June 2023, directors received $1,250 per board meeting attended and non-chairperson committee members received $1,000 per committee meeting attended.

Non-employee directors receive a minimum of $60,000 of their retainer in shares of EFSC common stock unless a non-employee director elects to receive 100% of such director’s retainer fees in shares. Any election to receive 100% of the retainer fees in shares will remain in effect until revoked by the non-employee director. The number of shares received by the non-employee director depends on the fair market value of the Company’s common stock on the date of grant. Shares are granted on the date that the cash retainer or meeting fees would otherwise have been paid. Shares are fully vested upon grant.

EXECUTIVE COMMITTEE
The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board in the management of the business and affairs of the Company when the full Board is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the Executive Committee are reported at the next regular Board meeting. The Executive Committee met one time in 2023.

All members of the Executive Committee meet the Nasdaq independence standards. In 2023, Directors DeCola (Committee Chairperson), Guest, Holmes, and Van Trease served on the committee for the full year. Director John Eulich (from January 2023 through his retirement as of the annual meeting in May 2023) served on the committee for a portion of the year. Director Kent was appointed to serve on the committee in May 2023.

AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board by reviewing all audit processes and fees, the financial information provided to the shareholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous “whistleblower” reporting system. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, the Company’s independent registered public accounting firm, and management. The Audit Committee Chairperson periodically meets between formal committee meetings with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, and the Company’s independent registered public accounting firm. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the Nasdaq independence standards and meet the additional requirements applicable to Audit Committee members. In 2023, the Audit Committee consisted of Directors Kent (Committee Chairperson), Havel, Rodrigues, Schmitz, and Van Trease for the full year. Director Andrich was appointed to serve on the committee in February 2023. The Audit Committee met five times in 2023.

The Board has determined that Audit Committee members Kent, Andrich, Havel, Schmitz, and Van Trease satisfy the requirements of an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under Nasdaq Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, nor have they been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, nor have they been for the past three years, an executive officer of the Company or the Bank.

As noted in the Audit Committee charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent registered public accounting firm. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by the Company’s independent registered public accounting firm of the services covered by the audit fees is compatible with maintaining its independence and has concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 44 of this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the 2024 Annual Meeting. The charter for the Nominating and Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The committee recommends membership on Board committees, reviews and assesses the Company’s governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Nominating and Governance Committee meet the Nasdaq independence standards. In 2023, the Nominating and Governance Committee consisted of Directors Van Trease (Committee Chairperson), DeCola, Guest, Holmes, and Schmitz

for the full year. Directors Manjarrez and Young were appointed to serve on the committee in February 2023. The committee met four times in 2023.

The Nominating and Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, shareholders and other persons. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees. Any shareholder nomination must be submitted in writing to the Company’s Corporate Secretary at: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105, and should include the shareholder’s name, address and the number of the Company’s shares owned by the shareholder, along with the nominee’s name and qualifications in accordance with the procedures set forth in our By-Laws. No shareholder nominations for director were received for the 2024 Annual Meeting.

The Nominating and Governance Committee has the flexibility to consider various factors it deems appropriate in identifying and evaluating potential candidates for director nominees as there is no strict set of qualifications that must be satisfied before a candidate may be considered. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and to any of the committees of the Board. The Nominating and Governance Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees.

Shareholders may communicate directly to the Board, including individual directors and our presiding Chairperson, by sending a letter to the Board at the following address: Enterprise Financial Services Corp Board of Directors, 150 North Meramec Ave., Clayton, Missouri 63105. All communications directed to the Board will be received and processed by the Company’s Corporate Secretary and will be transmitted to the Chairperson of the Nominating and Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

In 2023, the Compensation Committee consisted of Directors Holmes (Committee Chairperson), DeCola, Holmes, Kent, and Van Trease for the full year. Director Andrich was appointed to serve on the committee in February 2023, and Director Hui (from January 2023 through the annual meeting in May 2023) served on the committee for a portion of the year. The Compensation Committee met five times in 2023. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the Nasdaq rules. The responsibilities of the Compensation Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. During 2023, no member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits program. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and shareholder implications of compensation decisions being made. For additional information regarding our engagement of a compensation consultant, see “Executive Compensation - Overview of the Compensation Process.” The Compensation Committee is also responsible for furthering the advancement of the Company’s goals related to environmental, health and safety, corporate social responsibility, sustainability and other public policy matters (collectively, “ESG”) (as they continue to evolve) through the Company’s compensation arrangements, policies and decisions, to the extent the Compensation Committee deems necessary to do so.

The Compensation Committee Report appears on page 24 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. Additionally, the Risk Committee is responsible for the evaluation and oversight of the implementation of the Company’s strategy on ESG. For additional information, see “Environmental, Social and Governance” below. Also, the Risk Committee oversees the composition and activities of the Company’s Risk Oversight Committee.

In 2023, the Risk Committee consisted of Directors Guest (Committee Chairperson), Havel, Marsh, Rodrigues, and Sanborn for the full year. Director Hui (from January 2023 through the annual meeting in May 2023) served on the committee for a portion of the year. Directors Manjarrez and Young were appointed to the committee in February 2023. The committee met eight times in 2023. Directors Guest and Sanborn, in particular, have extensive experience in identifying, assessing and/or managing enterprise risk.

CORPORATE CODE OF ETHICS

The Company has implemented a Code of Ethics applicable to our directors, Chief Executive Officer, Chief Financial Officer, other senior management, and to all of our employees. Our Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Ethics operates as a tool to help our directors and employees understand and adhere to these high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Ethics is available on our website at www.enterprisebank.com under the investor relations section. Our shareholders may also obtain written copies at no cost by writing to us at the address: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105. Any future changes or amendment to our Code of Ethics and any waiver that applies to one of our senior financial officers or a member of our Board will be posted on our website.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We continue to focus on key ESG risks and on providing transparency around our ESG efforts. The Risk Committee oversees our ESG risk management efforts. In March 2024, we issued our annual ESG Report. For more information on our focus and enhancement of our ESG efforts, please visit the Corporate Responsibility page on our company website at www.enterprisebank.com.1

1 Information contained in our ESG Report shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, or deemed incorporated by reference in this filing.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 7, 2024, are as follows:

Name	Age	Principal Business Experience
James B. Lally	56	Chief Executive Officer of Enterprise Financial Services Corp since May 2017, Chief Executive Officer and Chairman of the Board of Directors of Enterprise Bank & Trust since May 2022; President of Enterprise Financial Services Corp since August 2016; Executive Vice President and Director of Fee Businesses for Enterprise Bank & Trust from May 2016 through August 2016; President of Commercial Banking of Enterprise Bank & Trust from 2014 through May 2016; President of the St. Louis Region of Enterprise Bank & Trust from 2011 through 2014.

Keene S. Turner	44	Senior Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp from October 2013 through April 2023; Chief Financial Officer of Enterprise Bank & Trust from 2013 through 2016 and since February 2019; Assistant Corporate Secretary of Enterprise Bank & Trust since May 2022 and Corporate Secretary of Enterprise Bank & Trust from 2013 through May 2022; Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Scott R. Goodman	60	Senior Executive Vice President of Enterprise Financial Services Corp and President of Enterprise Bank & Trust since May 2023; Executive Vice President of Enterprise Financial Services Corp and President of Enterprise Bank & Trust from April 2013 through April 2023; Executive Vice President and Director of Commercial Banking & Wealth Management of Enterprise Bank & Trust from May 2012 through April 2013.

Douglas N. Bauche	54	Senior Executive Vice President and Chief Credit Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Chief Credit Officer of Enterprise Bank & Trust from May 2016 through April 2023; President of the St. Louis Region of Enterprise Bank & Trust from March 2014 through April 2016 and from December 2018 through January 2020; President of the St. Charles Region of Enterprise Bank & Trust from March 2000 through March 2014.

Bridget Huffman	41	Senior Executive Vice President and Chief Risk Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Executive Vice President and Chief Risk Officer of Enterprise Bank & Trust from November 2022 through April 2023; Senior Vice President, Enterprise Risk Management, Enterprise Bank & Trust, from August 2020 through November 2022; Senior Vice President, Finance and Corporate Development from April 2019 to August 2020; Senior Vice President, Financial and Regulatory Reporting, from April 2017 to April 2019; Senior Vice President, Manager of Internal Controls from April 2015 through February 2017; and Vice President, Internal Audit Manager from November 2010 to April 2015.
Nicole M. Iannacone	44	Senior Executive Vice President, Chief Legal Officer and Corporate Secretary of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Corporate Secretary of Enterprise Financial Services Corp since January 2018; Executive Vice President of Enterprise Bank & Trust from December 2018 through April 2023; Chief Legal Officer of Enterprise Bank & Trust since 2022; Corporate Secretary of Enterprise Bank & Trust since May 2022; General Counsel of Enterprise Bank & Trust from 2014 to 2022 and Assistant Corporate Secretary of Enterprise Bank & Trust from 2014 to May 2022; Chief Risk Officer of Enterprise Bank & Trust from 2018 to 2022; Senior Vice President of Enterprise Bank & Trust from 2015 to 2018; Vice President of Enterprise Bank & Trust from 2014 to 2015; Attorney at Jenkins & Kling, P.C. from 2005 to 2014.

Mark G. Ponder	53	Senior Executive Vice President and Chief Administrative Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since May 2023; Executive Vice President and Chief Administrative Officer of Enterprise Bank & Trust from December 2018 through April 2023; Senior Vice President and Controller of Enterprise Financial Services Corp from March 2012 to March 2019; Chief Financial Officer of Enterprise Bank & Trust from August 2016 to February 2019.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) for 2023, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2023 were as follows:

Name	Title
James B. Lally	President and Chief Executive Officer, Enterprise Financial Services Corp, Chairman and Chief Executive Officer, Enterprise Bank & Trust
Keene S. Turner	Senior Executive Vice President and Chief Financial Officer, Enterprise Financial Services Corp and Enterprise Bank & Trust
Scott R. Goodman	Senior Executive Vice President, Enterprise Financial Services Corp and President, Enterprise Bank & Trust
Douglas N. Bauche	Senior Executive Vice President and Chief Credit Officer, Enterprise Financial Services Corp and Enterprise Bank & Trust
Mark G. Ponder	Senior Executive Vice President and Chief Administrative Officer, Enterprise Financial Services Corp and Enterprise Bank & Trust.

Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•Compensation will include a substantial performance-based component which is:
◦based on clearly defined goals;
◦aligned with measurable business results, appropriate risk management and increase in shareholder value; and
◦linked to successful implementation of our business plan.
•Compensation is designed to attract, motivate and retain top talent.
•Compensation will be fair and market competitive.

Executive Compensation at a Glance.

2023 Say on Pay Vote Results: 80% approval of compensation program
Pay “At Risk”: 75% of CEO’s total compensation was variable; average of 65% variable compensation for all other NEOs
2023 Short-Term Incentive Plan (“STIP”) Payments:
•The 2023 STIP metrics and weightings were unchanged from the 2022 STIP. The metrics and weightings were:
◦40% earnings per share (“EPS”)
◦20% return on average tangible common equity (“ROATCE”)
◦15% loan growth
◦10% ratio of nonperforming assets to total assets
Long-Term Incentive Plan (“LTIP”) for NEOs:
•60% performance-based restricted stock units (“RSUs”);
•25% non-qualified stock options; and
•15% time-based RSUs.
2023 Payout Results:
•STIP payments for the NEOs, excluding discretionary amounts, were paid in the range of 105-109% of target.
•LTIP awards for the 2021-2023 performance period resulted in performance awards at 169% of target.
•Discretionary bonuses were paid to the NEOs for the Company’s financial and operational performance in a challenging environment.

	What we do:		What we don’t do:
✓	Align short and long-term incentive plan targets with business goals and shareholder interests	✓	Provide Section 280G gross-up payments
✓	Conduct annual say on pay advisory vote	✓	Reward executives for taking excessive, inappropriate or unnecessary risk
✓	Conduct shareholder outreach	✓	Allow repricing or backdating of equity awards
✓	Retain an independent compensation consultant to advise our Compensation Committee	✓	Spring-load equity awards
✓	Use performance metrics that compare our performance to external benchmarks	✓	Provide multi-year guaranteed salary increases or guaranteed bonuses
✓	Maintain insider trading policy	✓	Rely exclusively on shareholder return as our only performance metric
✓	Maintain clawback policy that applies to NEOs and other executives	✓	Award incentives for below-threshold performance
✓	Maintain a stock ownership policy for executive officers	✓	Pay dividends on unearned or unvested equity awards
✓	Reevaluate and update the composition of our peer group regularly	✓	Permit hedging and pledging (unless preapproved) of our stock by executives
✓	Limit vesting of performance-based RSUs in the event the results of a total shareholder return performance metric are negative	✓	Have single trigger vesting on our equity-based compensation awards

Fiscal Year 2023. The financial market and the banking industry were volatile in 2023. Early in the year, three large banks failed, representing three of the four largest bank failures since 1934. These failures contributed to a 2% loss in commercial bank deposits during the year as depositors moved funds for safety and higher yields. The tightening of liquidity within the bank system increased the cost of funds for the industry. Inflation continued to be high, resulting in the Federal Reserve increasing the target federal funds rate 100 basis points in 2023. This followed a 425 basis point increase in 2022. The target rate increased from a range of 425-450 basis points at the end of 2022, to a range of 525-550 basis points at the end of 2023. Higher interest rates typically benefit banks with an asset-sensitive balance sheet, such as the Company, by increasing net interest income and the net interest margin. However, increased deposit competition in the industry resulted in higher cost funding that accelerated throughout the year.

The Company had strong financial performance in 2023, including:

•Record operating revenue (net interest income and noninterest income) of $631 million.
•Net income and diluted earnings per share of $194 million and $5.07, respectively.
•Increased tangible book value per share2 18% to $33.85.
•Achieved a Pre-Provision Net Revenue “PPNR” return on average assets2 of 2.1%.
•Achieved a return on average tangible common equity2 of 16.4%.
•Increased total loans and deposits by 12% each.
•Strengthened the liquidity profile of the balance sheet.
•Maintained relatively strong asset quality, with a ratio of nonperforming assets to total assets of 0.34%.
•Common shareholder dividends increased 11% in 2023, the ninth consecutive year dividends have been increased.

2A non-GAAP measure. Refer to discussion and reconciliation of this measure in Appendix A.

The STIP payouts were 105%-109% of the target opportunity for the Named Executive Officers. The LTIP performance cycle ending in 2023 resulted in a payout equal to 169% of target shares. The payout for the three-year LTIP cycle ending in 2023 included a maximum payout of 200% of target on the performance award based on the PPNR goal and a payout of 138% of target on the relative total shareholder return (“TSR”) portion of the award. Overall, we believe our compensation program has been designed and implemented consistent with our principles and that our executives realized compensation has been aligned with the Company’s performance.

Further, just as our business is adapting for future success, so too is our compensation program. Our compensation program is continually reviewed and will be adapted as needed to support progress towards achievement of goals.

Shareholder Engagement. Our shareholders have consistently approved our executive compensation program by high margins in every shareholder advisory vote on executive compensation that we have conducted. Last year, shareholders approved our executive compensation program with 80% of voted ballots cast in favor of our program. These votes are advisory and not binding upon the Compensation Committee of the Board of Directors (the “Committee”); however, the Committee takes the outcome of the votes into consideration in making executive compensation decisions.

The Company maintains an active dialogue with many of its institutional shareholders. In this process, the Company discusses matters ranging from financial results, executive compensation, and corporate governance. This dialogue assists the Company in developing its approach to future compensation as well as addressing certain aspects within its annual ESG report.

Allocation of Compensation Components in 2023. Below is a summary of the allocation of compensation for our Named Executive Officers in 2023:

Name	Base Salary (1)	Bonus (2)	Short-term Annual Incentive Compensation (3)	Long-term Incentive Compensation (4)	NEO Perquisites (5)	Total
James B. Lally	25%	4%	21%	49%	1%	100%
Keene S. Turner	32%	4%	20%	43%	1%	100%
Scott R. Goodman	35%	4%	19%	39%	3%	100%
Douglas N. Bauche	37%	4%	18%	36%	5%	100%
Mark G. Ponder	36%	8%	18%	35%	3%	100%

(1)    Base salary percentages reflect amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” below.
(2)    Messrs. Lally, Turner, Goodman, Bauche and Ponder received payments of $150,000, $75,000, $60,000, $50,000 and $40,000, respectively, for the NEOs’ role in connection with financial and operational performance in a volatile economic and business environment. Mr. Ponder also received an additional $50,000 bonus payment in connection with his role of leading a core system conversion.
(3)    For more information, see the heading “Short-Term Incentive Plan” below.
(4)    For more information, see the heading “Long-Term Incentive Plan” below.
(5)    NEO perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” below.

Overview of the Compensation Process
The Committee administers the Company’s executive compensation programs under the authority of its charter approved by the Board. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company’s compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other employees of the company. Other than with respect to Named Executive Officers and other executive officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers and other executive officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management’s recommendations with respect to these matters. In the case of our non-executive employees, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation structure and practices to determine that they do not encourage inappropriate risk to the Company.

Performance Reviews. The Executive Committee is responsible for overseeing and delivering the annual performance review of the Chief Executive Officer. This review is based on the financial performance of the Company, the change in shareholder value, growth in the human capital of the organization, effective succession planning, leading the organization’s culture, the Company’s overall management of risk, and development and execution of our strategy. The Executive Committee meets and reviews the overall assessment of the Chief Executive Officer without the Chief Executive Officer being present. The Executive Committee reports the Chief Executive Officer’s rating to the Compensation Committee.

Our Chief Executive Officer conducts and approves performance evaluations for the other Named Executive Officers and shares the evaluations with the Compensation Committee. A Compensation Committee member presents the Committee’s decisions for compensation of each Named Executive Officer to the full Board.

Compensation Consultant. The Committee has the authority to directly engage the services of a Compensation consultant or other advisors. Willis Towers Watson (“WTW”) was retained by the Committee to serve as the Company’s independent compensation consultant for 2023. In connection with the 2023 retention, the Committee assessed WTW’s independence, considering the factors set forth in Nasdaq Rule 5605(d)(3) regarding compensation advisor independence, consistent with the Committee’s Charter. The Committee did not find any conflict of interest with respect to WTW in 2023.

WTW’s work for the Committee in 2023 included: (i) presentation of market competitive data for purposes of the Committee’s analysis of the Company’s compensation for executive officers; (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation and recent trends; (iii) pay for performance and shareholder meeting analysis; (iv) review of nonemployee director compensation; (v) an assessment of the Company’s peer group used for compensation purposes; and (vi) updates on regulatory changes.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•Base salary;
•Short-term annual incentives;
•Equity compensation elements such as performance contingent grants of stock; and
•Other elements that to date have been reported publicly under SEC rules.

The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable asset size to the Company with operations that are comparable to the Company’s lines of business. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee’s objective is to offer total target compensation for Named Executive Officers that is competitive with the Company’s peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company’s executive compensation by comparisons to the peer group to be competitive and enhance retention.

In 2023, our peer group consisted of the following companies:

1st Source Corporation	Heartland Financial USA, Inc.
Atlantic Union Bankshares	Hope Bancorp, Inc.
BancFirst Corporation	Independent Bank Group, Inc.
Brookline Bancorp, Inc.	Origin Bancorp, Inc.
Eagle Bancorp, Inc.	Park National Corporation
First Busey Corporation	Renasant Corporation
First Commonwealth Financial Corp	ServisFirst Bancshares, Inc.
First Financial Bancorp	Simmons First National Corporation
First Financial Bankshares, Inc.	Trustmark Corporation
First Merchants Corporation	Veritex Holdings, Inc.

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company’s goals and objectives. Based on this review, the Committee approves, and reports to the Board its decisions regarding the base salary, STIP targets and LTIP awards for our Named Executive Officers for the current year, as well as short-term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists primarily of these three components:

•Base salary;
•Short-term annual incentive awards; and
•Long-term equity incentive compensation.

As is customary in our industry, we also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to the general associate population (e.g., health care, disability, life insurance, an employee stock purchase plan and a defined contribution plan). The “Summary Compensation Table” on page 29 provides additional information on these perquisites and benefits.

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of short- and long-term performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. Base salaries recognize and compensate for competencies, experience, and knowledge that we believe our Named Executive Officers must possess. The Committee also considers external market data to assess the competitiveness of our base salary levels.

The Committee evaluated the NEOs’ total compensation and implemented base salary increases for 2023. The increases were based on: the Company’s financial and operating performance; the depth and breadth of the Company’s operations; market and competitive forces; and the NEOs’ leadership examples. Based on these factors, in 2023, the Committee approved increases in base salaries for the Company’s Named Executive Officers as follows:

Named Executive Officer	Base Salary Increase
James B. Lally	9.4%
Keene S. Turner	17.6%
Scott R. Goodman	11.5%
Douglas N. Bauche	13.3%
Mark G. Ponder	13.9%

The increases align each NEO’s base compensation to a band of total compensation similar to peers. In making its determinations regarding base compensation and STIP, the Committee generally attempts to pay NEOs at approximately the 50th percentile for target levels of performance. The Committee generally prefers that LTIP opportunities are targeted in a manner such that total direct compensation will fall between the 50th and 75th percentile of the Company’s peers at target level of performance in order to retain and incent high quality executives in a manner consistent with shareholder interests.

Short-Term Incentive Plan. Our STIP is designed to align compensation with the Company’s and an executive’s performance in a given year. The program sets a threshold, target and exceptional level of short-term incentive awards that an NEO is eligible to earn. In the first quarter of each year, our CEO, with the input of other members of management where appropriate, presents proposed performance metrics and goals to the Committee for review and approval. The relative importance of each goal in comparison to all goals is determined, and the resulting weightings determine potential incentive payments for each goal. The Committee also references external market data to determine appropriate target levels of payments.

Each NEO’s 2023 target STIP opportunity was as follows:

Named Executive Officer	STIP Target as a % of Base Salary
James B. Lally	80%
Keene S. Turner	55%
Scott R. Goodman	50%
Douglas N. Bauche	45%
Mark G. Ponder	45%

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance between the threshold, target and exceptional levels is determined using straight-line interpolation. The program provides the Committee discretion to make awards subject to a maximum.

The Company’s 2023 STIP utilized five metrics and goals, consistent with our strategic plan, that were applied across all NEOs and other members of senior management. The Committee believes the metrics and goals align the interests of NEOs and other members of senior management’s incentives with the interests of the Company’s shareholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management.

Following is a summary table of the STIP performance metrics and goals, and the actual results of the Company for 2023 as modified as described below the table:

($ in thousands, except per share data)	% Weight At Target	Threshold	Target	Exceptional	Actual (1)
EPS	40%	$4.51	$5.35	$5.66	$5.12
Loan growth	15%	$195,000	$584,000	$775,000	$1,149,403
ROATCE	20%	14.70%	17.40%	18.40%	16.40%
Ratio of nonperforming assets to total assets	10%	1.00%	0.50%	0.40%	0.34%
(1) The EPS and ROATCE results were adjusted to exclude the impact of the $2.4 million FDIC special assessment caused by the bank failures in the first half of 2023 not anticipated at the time targets were established. In addition, for the reasons described in more detail in the paragraphs discussing the table below, the Committee added discretionary bonuses to these results in the amounts set forth in the Discretionary Column of that table.

In addition to the above four Company-based metrics, 15% of each NEO’s STIP award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between one and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four. The Leadership Rating measures an NEO’s subjective performance during the past fiscal year and is based on expectations set for the leader at the beginning of the fiscal year. The Committee evaluates the leadership for each NEO as part of the annual performance review process.

Based on the achievements listed on page 16, for 2023, the Leadership Rating was 3.5 for Messrs. Lally, Goodman and Bauche and a Leadership Rating of 4 was assigned to Messrs. Turner and Ponder.

The 2023 STIP payouts for each NEO are set forth below:

Name		Threshold	Target	Exceptional	Actual	Discretionary
James B. Lally	Award Value	$350,000	$700,000	$1,050,000	$736,891	$150,000

Keene S. Turner	Award Value	165,000	330,000	495,000	359,767	75,000

Scott R. Goodman	Award Value	121,250	242,500	363,750	255,281	60,000

Douglas N. Bauche	Award Value	95,625	191,250	286,875	201,329	50,000

Mark G. Ponder	Award Value	92,250	184,500	276,750	201,143	40,000

In 2023, the EPS and ROATCE results were between threshold and target. The Compensation Committee considered how the STIP goals were set in early 2023, prior to the bank failures that occurred and the resulting disruption in the market. Consideration was given to how well the Company’s actual performance compared to the peer group and the performance of the NEOs throughout a tumultuous year. Based on these factors, the Compensation Committee awarded a discretionary bonus payment to each of the NEOs that is disclosed in the Bonus column of the “Summary Compensation Table” and in the Discretionary column in the table above. In addition, the EPS and ROATCE targets were adjusted to exclude the impact of the $2.4 million FDIC special assessment caused by the bank failures in the first half of 2023 that were not anticipated at the time the STIP targets were established.

Long-Term Incentive Plan. Our objectives for the LTIP for our Named Executive Officers include:

•Aligning incentives with increases in shareholder value;
•Attracting and retaining talented executives;
•Encouraging appropriate long-term risk management practices; and
•Providing a clear line of sight towards long-term success.

Each NEO’s 2023 target LTIP opportunity was as follows:

Named Executive Officer	LTIP Target as a % of Base Salary
James B. Lally	175%
Keene S. Turner	120%
Scott R. Goodman	100%
Douglas N. Bauche	90%
Mark G. Ponder	90%

The Committee also considers external market data to determine competitive dollar levels of long-term incentive compensation and an appropriate mix between base salary, annual incentive, and long-term incentives.

Grants under the LTIP include performance and time-based restricted stock units and non-qualified stock options. Performance based units vest upon achievement of performance goals during a three-year period. Time-based units and options vest in full at the end of the three-year period. The Committee has allocated a significant portion of NEO stock awards to include performance criteria. The Committee believes that stock awards with performance conditions provide more competitive equity compensation to executives and greater alignment with shareholders. In addition, granting performance-based awards with overlapping three-year performance periods incentivizes and rewards our executives for long-term Company success.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers other than the CEO. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation, the Company’s strategy and long-term goals, and marketplace information, including market data provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer.

Long-Term Incentive Plan Awards for 2021-2023 Performance Period
Grants for the performance period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) TSR, and (2) PPNR. In addition, grants for Named Executive Officers have a weighting of 40% based on continued service through the end of the performance periods. The 40% based on continued service includes 25% in stock options and 15% in time-based restricted stock units.

In February 2021, the Committee made the decision to replace EPS with PPNR for the 2021-2023 LTIP cycle. The Committee believed that PPNR was the better profitability measure in the pandemic environment, and considered the expected volatility associated with the adoption of the current expected credit losses methodology (CECL).

The performance goals and actual outcomes for the period are set forth below:

2021 - 2023 Performance Period
Goal	Weight	Threshold	Target	Exceptional	Actual
TSR	30%	40th percentile	60th percentile	80th percentile	68th percentile
PPNR ($ in thousands)	30%	$500,471	$534,920	$555,797	$642,468
Continued Service	40%	N/A	N/A	N/A	N/A
	100%
In determining actual performance against the cumulative PPNR goal, the Company excluded the merger-related positive impact from the Company’s acquisition of First Choice. The Committee believes that this adjustment is appropriate for two reasons: (i) this adjustment creates a better “apples to apples” comparison between the Company and our peer companies, most of which did not consummate an acquisition in 2021; and (ii) the effect of this merger was not contemplated at the time that the original goals were set three years ago. The cumulative effect of this adjustment was a reduction to reported PPNR of $45.8 million. This adjustment did not impact the TSR calculation.

For each goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. Based on the Company’s actual performance during the 2021-2023 performance period, the Company awarded shares for the PPNR goal at the maximum level (200% of target) and awarded shares between target and exceptional for the TSR goal (138% of target). This resulted in performance awards at 169% of the aggregate target level.

Our Named Executive Officers received the following respective awards under the LTIP, including time-based service awards, for the 2021-2023 performance period:

2021-2023 LTIP Award
	Shares of Common Stock			Stock Options
Named Executive Officer	Performance Award	Service Award	Total	Service Award
James B. Lally	22,612	3,345	25,957	17,637
Keene S. Turner	11,593	1,715	13,308	9,042
Scott R. Goodman	8,051	1,191	9,242	6,280
Douglas N. Bauche	6,064	897	6,961	4,730
Mark G. Ponder	5,797	857	6,654	4,521
The shares awarded were in the form of common stock.

Long-Term Incentive Open Grants for 2022-2024 and 2023-2025 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2022-2024 and 2023-2025 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table in the year of grant on page 29 and the Grants of Plan-Based Awards table on page 35. The LTIP grants relating to the 2022-2024 performance periods vest 30% based on TSR return goals, 30% based on EPS goals, and 40% based on continued service through the end of the performance period. LTIP grants for the 2023-2025 performance periods are the same as the 2022-2024 cycle. For both cycles, the 40% based on continued service includes 25% in stock options and 15% in time-based restricted stock units.

For each performance-based goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The open grants to Named Executive Officers under these LTIP grants will be paid in the form of immediately vested shares of common stock or stock options, as applicable.

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the “All Other Compensation - Supplemental Table” on page 30 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan that is generally available to most of the employees of the Company and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and incentive payouts into any of several hypothetical investment alternatives. The Company has historically provided a Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or supplemental executive retirement plans or provide for post-retirement benefits.

Change in Control Severance Benefits
We have entered into employment agreements with certain of our Named Executive Officers granting them “double-trigger” change in control severance benefits (i.e., the benefit is triggered if the executive experiences a qualifying termination upon a change in control of the Company), as more fully described under the heading “Executive Employment Agreements” on page 25. The Committee believes these employment agreements providing double-trigger change in control severance benefits serve the best interests of the Company and its shareholders by ensuring that, in considering any proposed change in control, the Named Executive Officers would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of executive management. Information on applicable payments under such employment agreements for Named Executive Officers is contained under the heading “Executive Employment Agreements” on page 25 and “Potential Payments Upon Termination or Change in Control” on page 38.

Sections 280G and 4999
Our Named Executive Officers are not entitled to any tax gross-up in the event they are subject to taxes under Sections 280G or 4999 of the Code, in connection with a change in control.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Code Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company’s chief executive officer, chief financial officer, three other highest-compensated officers and any officer covered in a prior tax year. The Committee considers the availability of a tax-deduction on executive compensation as a relevant consideration when setting the NEO’s overall compensation package, subject to the primary goals of attracting, retaining and rewarding the executive officers.

Clawback Policy
The Company has adopted a clawback policy permitting the Committee to recover incentive compensation paid to covered employees (including at a minimum, executive officers identified by the Board pursuant to 17 CFR § 229.401(b)) based on materially inaccurate financial information requiring a restatement of previously issued financial statements. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company’s stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at the greater of the value at the time of acquisition or current market value.
The table below shows the guidelines for Named Executive Officers by executive level:

Title	Stock Ownership Goal
Chief Executive Officer / President	3.5 x Base Salary
All Other Named Executive Officers	2 x Base Salary
Non-Employee Directors	5 x Cash Retainer ($50,000 for 2024)
Chairman of the Board	Greater of (i) the amount set forth for Non-employee Directors; or (ii) 3 times the Chairman of the Board’s annual retainer

Under the Company’s Insider Trading Policy, Directors and Officers are subject to pledging restrictions and are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts, swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael R. Holmes, Chairperson	Nevada A. Kent, IV

Lyne B. Andrich	Sandra A. Van Trease

Michael A. DeCola

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Lally
Effective May 2, 2017, the Company entered into an Executive Employment Agreement with Mr. Lally. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Lally with severance compensation in the event of his termination under certain circumstances. The agreement contains restrictive covenants prohibiting Mr. Lally from competing with the Company during the term of his employment and for a period of either (i) 24 months following either an involuntary termination by the Company without Cause or a voluntary termination by Mr. Lally for Good Reason; or (ii) 12 months following any other terminations (the “Restricted Period”). The Employment Agreement also prohibits Mr. Lally from soliciting employees and certain customers of the Company or any of its affiliates during the Restricted Period. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.

The Company and Mr. Lally entered into an amendment to Mr. Lally’s agreement effective August 4, 2023. Under the amendment, if Mr. Lally’s employment is terminated by the Company without “Cause” or by Mr. Lally for “Good Reason” as defined in the agreement, he will be entitled to severance compensation, paid over the course of two (2) years, equal to two (2) years of base salary and an amount equal to two times the greater of (x) the average of the actual cash bonuses paid to Mr. Lally under the Company’s short-term incentive plan (the “STIP”) with respect to the two (2) fiscal years preceding the date of Mr. Lally’s termination of employment, and (y) the cash target incentive under the STIP for the year of Mr. Lally’s termination of employment as though all “target levels” of performance for such year are completely achieved. Mr. Lally would also be entitled to two years of continued medical benefits. If Mr. Lally is terminated without Cause or if he voluntarily terminates his employment for Good Reason in connection with a Change in Control (a “Change in Control Termination”), Mr. Lally will be entitled to (i) a lump sum cash payment equal to thirty-six (36) months of base salary, (ii) a lump sum cash payment equal to three (3) times the greater of (x) the average of the actual cash bonuses paid to Mr. Lally under the Company’s STIP with respect to the two (2) fiscal years preceding the date of Mr. Lally’s termination of employment, and (y) the cash target incentive under the STIP for the year of Mr. Lally’s termination of employment as though all “target levels” of performance for such year are completely achieved, (iii) a pro-rated short-term incentive award for the year in which Mr. Lally’s termination of employment occurs, (iv) continued medical benefits for a period of eighteen (18) months following Mr. Lally’s termination of employment, and (v) a lump sum cash payment equal to the value of an additional eighteen (18) months of continuation of medical benefits. In addition, if Mr. Lally experiences a Change in Control Termination, his performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Lally’s termination of employment. The amendment further expands the geographic scope of Mr. Lally’s non-competition covenant to reflect the expansion of the Company’s operating territory since his original employment agreement was executed.

A “Change in Control” is defined as the first to occur of any of the following events: (i) any person, other than one or more of the directors of the Company on the effective date of the agreement or any person that any such director controls, becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities); (ii) any person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank; (iii) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (a) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (b) no person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the Company Board resulting from the Business Combination are Continuing Directors (as defined in the agreement) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination; (iv) consummation of the sale, other than in the ordinary course of business, of substantially all of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or (v) the date on which Continuing Directors (as defined in the agreement) cease for any reason to constitute at least a majority of the Company Board.

In the event that any payments Mr. Lally would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), such payments will be reduced to the extent that such reduction would cause Mr. Lally’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments. Upon any other termination, disability or death, neither Mr. Lally nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Turner
Effective September 13, 2013, and as amended on February 27, 2015, and October 29, 2015, the Company entered into an Executive Employment Agreement with Mr. Turner. Mr. Turner’s agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The Company and Mr. Turner entered into an amendment to Mr. Turner’s agreement effective August 4, 2023. Under the amendment, if Mr. Turner’s employment is terminated in a “Termination Other Than for Cause,” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and “Constructive Terminations,” as defined in the agreement, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year. Mr. Turner would also be entitled to one year of continued medical benefits. If Mr. Turner’s employment is terminated in a “Termination Upon Change in Control” as defined in the agreement, he will be entitled to severance compensation equal to two years of base salary and bonus based on the greater of (x) the average of the actual cash bonuses paid to Mr. Turner under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved payable in a lump sum payment within 10 days after his satisfaction of the release provisions contained in the agreement. Mr. Turner would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Turner’s termination of employment. Change in Control is generally defined the same as in Mr. Lally’s agreement, except that it also includes the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company.

In the event that any payments Mr. Turner would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, the amendment provides that such payments will be reduced to the extent that such reduction would cause Mr. Turner’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Goodman
Effective October 11, 2013, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Goodman that replaced and superseded his original employment agreement dated January 1, 2005. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The Company and Mr. Goodman entered into an amendment to Mr. Goodman’s agreement effective August 4, 2023. Under the amendment, if Mr. Goodman’s employment is terminated in a “Termination Other Than for Cause” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and “Constructive Terminations,” as defined in the agreement, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination. Mr. Goodman would also be entitled to one year of continued medical benefits. If Mr. Goodman’s employment is terminated in a “Termination Upon a Change in Control”, he will be entitled to severance pay equal to two years of base salary plus two times the greater of (x) the average of the actual cash bonuses paid to Mr. Goodman under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved, payable in a lump sum payment within 10 days after his satisfaction of the release provisions contained in the agreement. Mr. Goodman would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Goodman’s termination of employment. Change in Control is generally defined the same as in Mr. Lally’s agreement.

In the event that any payments Mr. Goodman would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, the amendment provides that such payments will be reduced to the extent that such reduction would cause Mr. Goodman’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Bauche
Effective March 1, 2019, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Bauche that replaces and supersedes the original employment agreement dated and effective January 15, 2015. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Bauche with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated without Cause or he voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of 18 months after termination of his employment).

If Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Mr. Bauche’s termination. Mr. Bauche will also receive continued medical benefits for a period of 12 months. Upon any other termination, disability or death, neither Mr. Bauche nor his estate will be entitled to any severance compensation.

The Company and Mr. Bauche entered into an amendment to Mr. Bauche’s agreement effective August 4, 2023. Under the amendment, if Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) he will be entitled to severance compensation equal to 24 months of base salary; bonus based on two times the greater of (x) the average of the actual cash bonuses paid to Mr. Bauche under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved; and a pro-rated short-term incentive award for the year in which Mr. Bauche’s termination of employment occurs, paid in a lump sum on the 60th day following Mr. Bauche’s termination. Mr. Bauche would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Bauche’s termination of employment. The amendment further expands the geographic scope of Mr. Bauche’s non-competition covenant to reflect the expansion of the Company’s operating territory since his original employment agreement was executed.

In the event that any payments Mr. Bauche would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, such payments will be reduced to the extent that such reduction would cause Mr. Bauche’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments.

Executive Employment Agreement with Mr. Ponder
Effective March 1, 2019, the Company entered into an Executive Employment Agreement with Mr. Ponder. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Ponder with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated without Cause or he voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of 18 months after termination of his employment).

If Mr. Ponder’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Mr. Ponder’s termination. Mr. Ponder will also receive continued medical benefits for a period of 12 months. Upon any other termination, disability or death, neither Mr. Ponder nor his estate will be entitled to any severance compensation.

The Company and Mr. Ponder entered into an amendment to Mr. Ponder’s agreement effective August 4, 2023. Under the amendment, if Mr. Ponder’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) he will be entitled to severance compensation equal to 24 months of base salary; bonus based on two times the greater of (x) the average of the actual cash bonuses paid to Mr. Ponder under the STIP with respect to the two fiscal years preceding the date of his termination of employment, and (y) the cash target incentive under the STIP for the year of his termination of employment as though all “target levels” of performance for such year are completely achieved; and a pro-rated short-term incentive award for the year in which Mr. Ponder’s termination of employment occurs, paid in a lump sum on the 60th day following Mr. Ponder’s termination. Mr. Ponder would also be entitled to two years of continued medical benefits and the performance-based equity awards will vest at the greater of target level or the level that corresponds to the Company’s actual performance as of the date of Mr. Ponder’s termination of employment. The amendment further expands the geographic scope of Mr. Ponder’s non-competition covenant to reflect the expansion of the Company’s operating territory since his original employment agreement was executed.

In the event that any payments Mr. Ponder would receive in connection with a change in control would constitute “parachute payments” within the meaning of Section 280G, such payments will be reduced to the extent that such reduction would cause Mr. Ponder’s net after-tax benefit to be greater than the net after-tax benefit he would have received had the Company paid the full amount of the transaction payments.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Named Executive Officers that were named as such during the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
James B. Lally	2023	$861,443	$150,000	$1,272,594	$382,804	$736,891	$41,706	$3,445,438
President and Chief Executive Officer – EFSC; and Chief Executive Officer – EB&T	2022	784,077	—	2,080,526	299,997	960,000	35,616	4,160,216
	2021	697,885	—	777,478	221,873	719,644	33,186	2,450,066

Keene S. Turner	2023	583,732	75,000	598,384	179,995	359,767	27,000	1,823,878
Senior Executive Vice President and Chief Financial Officer – EFSC and EB&T	2022	500,271	—	1,174,587	146,626	420,750	25,500	2,267,734
	2021	449,808	100,000	398,617	113,748	329,415	24,600	1,416,188

Scott R. Goodman	2023	475,963	60,000	403,046	121,258	255,281	41,018	1,356,566
Senior Executive Vice President – EFSC and President – EB&T	2022	427,924	30,000	1,024,638	97,874	326,250	36,008	1,942,694
	2021	390,674	30,000	276,824	79,002	257,379	33,938	1,067,817
Douglas N. Bauche	2023	415,962	50,000	317,844	95,617	201,329	41,226	1,121,978
Senior Executive Vice President and Chief Credit Officer –EFSC and EB&T	2022	368,808	—	713,069	74,996	253,125	35,496	1,445,494
	2021	335,674	20,000	208,490	59,503	196,925	33,186	853,778

Nicole M. Iannacone	2022	357,925	—	706,902	73,003	246,375	25,500	1,409,705
Senior Executive Vice President, Chief Legal Officer and Corporate Secretary – EFSC and EB&T	2021	321,539	55,000	199,287	56,874	188,237	24,600	845,537

Mark G. Ponder	2023	400,962	90,000	306,694	92,245	201,143	28,386	1,119,430
Senior Executive Vice President and Chief Administrative Officer – EFSC and EB&T

(1)In 2023, Messrs. Lally, Turner, Goodman and Bauche and Ponder, received bonuses of $150,000, $75,000, $60,000, $50,000 and $40,000, respectively, in connection with the Company’s financial and operational performance in a volatile economic and business environment. Additionally, in 2023 Mr. Ponder received a bonus of $50,000, in connection with his role of leading a core system conversion. In 2022, Mr. Goodman received a bonus of $30,000 in connection with the integration of the California market. In 2021, Messrs. Turner, Goodman and Bauche and Ms. Iannacone, received bonuses of $100,000, $30,000, $20,000 and $55,000, respectively, for their role in the First Choice acquisition.
(2)The amounts shown in this column represent the grant date fair value, computed in accordance with ASC 718, disregarding estimates of forfeiture, of share denominated performance and service contingent grants of restricted stock units. For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2023 Consolidated Financial Statements on Form 10-K filed with the SEC on February 26, 2024. For performance-based awards, the grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation. The maximum value of the awards granted during 2023 is $2,317,764 for Mr. Lally; $1,089,809 for Mr. Turner; $734,041 for Mr. Goodman; $578,886 for Mr. Bauche; and $558,600 for Mr. Ponder.
(3)The amounts shown in the column represent the grant date fair value computed in accordance with ASC 718 of stock option grants. For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2023 Consolidated Financial Statements on Form 10-K filed with the SEC on February 26, 2024.
(4)The amounts shown in this column constitute the STIP award earned by each NEO based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Incentive Plan” in the Compensation Discussion and Analysis section above.
(5)This column indicates amounts for various benefits provided to the NEOs as shown in the following supplemental table.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name	Year	401(k) Match	Car Allowance	Club Dues	Life Insurance	Total
James B. Lally	2023	$19,800	$7,200	$13,320	$1,386	$41,706
	2022	18,300	7,200	8,730	1,386	35,616
	2021	17,400	7,200	7,200	1,386	33,186
Keene S. Turner	2023	19,800	7,200	—	—	27,000
	2022	18,300	7,200	—	—	25,500
	2021	17,400	7,200	—	—	24,600
Scott R. Goodman	2023	19,800	7,200	11,880	2,138	41,018
	2022	18,300	7,200	8,370	2,138	36,008
	2021	17,400	7,200	7,200	2,138	33,938
Douglas N. Bauche	2023	19,800	7,200	12,840	1,386	41,226
	2022	18,300	7,200	8,610	1,386	35,496
	2021	17,400	7,200	7,200	1,386	33,186
Nicole M. Iannacone	2022	18,300	7,200	—	—	25,500
	2021	17,400	7,200	—	—	24,600
Mark G. Ponder	2023	19,800	7,200	—	1,386	28,386

Pay versus Performance

Our CEO, Mr. Lally, was the Company’s principal executive officer (“PEO”) for each year. NEOs for 2023 include Messrs. Turner, Goodman, Bauche and Ponder. NEOs for 2020-2022 include Messrs. Turner, Goodman and Bauche and Ms. Iannacone. The peer group is the S&P Regional Banks Select Industry Index.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income ($000s)	Diluted Earnings Per Share
					TSR	Peer Group TSR
2023	$3,445,438	$2,116,497	$1,355,463	$898,728	$100	$103	$194,059	$5.07
2022	$4,160,216	$4,835,417	$1,766,407	$1,995,112	$108	$111	$203,043	$5.31
2021	$2,450,066	$3,099,999	$1,045,830	$1,276,627	$102	$130	$133,055	$3.86
2020	$1,556,996	$1,165,813	$776,407	$621,177	$74	$93	$74,384	$2.76

(1) Compensation actually paid is detailed in the table below:

Compensation Actually Paid to PEO
	2023	2022	2021	2020
Total compensation in the Summary Compensation Table	$3,445,438	$4,160,216	$2,450,066	$1,556,996
Deduction for stock award values included in the Summary Compensation Table	(1,272,594)	(2,080,526)	(777,478)	(405,101)
Deduction for stock option values included in the Summary Compensation Table	(382,804)	(299,997)	(221,873)	—
Addition for the fair value as of the end of the year of awards granted during the year that are outstanding and unvested at the end of the year	1,133,826	2,825,436	1,370,239	311,273
Change in fair value as of the end of the year, from the end of the prior year, of any awards granted in any prior year that are outstanding and unvested as of the end of the year	(505,980)	168,262	269,631	(149,253)
Change in fair value as of the vesting date, from the end of the prior year, of awards granted in a prior year that vested in the current year	(301,389)	62,026	87,429	(148,102)
Subtraction for the prior year fair value of awards granted in a prior year that failed to meet the applicable vesting conditions during the year	—	—	(78,015)	—
Compensation Actually Paid	$2,116,497	$4,835,417	$3,099,999	$1,165,813

(1) Compensation actually paid is detailed in the table below, continued:

Average Compensation Actually Paid to Non-PEO NEOs
	2023	2022	2021	2020
Total compensation in the Summary Compensation Table	$1,355,463	$1,766,407	$1,045,830	$776,407
Deduction for stock award values included in the Summary Compensation Table	(406,492)	(904,799)	(270,804)	(141,725)
Deduction for stock option values included in the Summary Compensation Table	(122,279)	(98,125)	(77,282)	—
Addition for the fair value as of the end of the year of awards granted during the year that are outstanding and unvested at the end of the year	362,170	1,151,323	477,273	108,899
Change in fair value as of the end of the year, from the end of the prior year, of any awards granted in any prior year that are outstanding and unvested as of the end of the year	(185,159)	58,608	94,328	(55,701)
Change in fair value as of the vesting date, from the end of the prior year, of awards granted in a prior year that vested in the current year	(104,975)	21,698	34,388	(66,703)
Subtraction for the prior year fair value of awards granted in a prior year that failed to meet the applicable vesting conditions during the year	—	—	(27,106)	—
Compensation Actually Paid	$898,728	$1,995,112	$1,276,627	$621,177

Our pay for performance philosophy results in a significant portion of total compensation for the NEOs being comprised of performance-based awards with both short and long-term targets. The financial performance metrics used in the performance awards are selected by the Compensation Committee to align compensation with shareholder interests and long-term value creation, while ensuring a competitive wage as compared to our peers. This has resulted in a significant level of compensation at-risk for the NEOs. In 2023, our CEOs and other NEOs total compensation included 75% and 65%, respectively, that was at risk.

Compensation Actually Paid versus Net Income

$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$—
Compensation Actually Paid
$250,000
$200,000
$150,000
$100,000
$50,000
$—
Net Income ($000s)
2020
2021
2022
2023
CEO
Average NEO
Net Income

Compensation Actually Paid versus Cumulative TSR

$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$—
Compensation Actually Paid
75%
50%
25%
—%
(25)%
(50)%
Cumulative TSR
2020
2021
2022
2023
CEO
Average NEO
Cumulative TSR
Peer cumulative TSR

Compensation Actually Paid versus EPS

$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$—
Compensation Actually Paid
$10.00
$8.00
$6.00
$4.00
$2.00
$—
Diluted EPS
2020
2021
2022
2023
CEO
Average NEO
Diluted earnings per share

Compensation actually paid to our NEOs includes the end-of-year fair value of awards granted during the year, changes in the fair value of awards granted in prior fiscal years, and other changes related to forfeited awards, as applicable.

Select items that impacted compensation actually paid and our financial measures in the table and graph above include:
•In 2020, the Company increased its allowance for credit losses due to the heightened risk to the economy and its customers because of the COVID-19 pandemic. The Company also completed an acquisition at the end of 2020, which increased the provision for credit losses and merger expense. These activities resulted in a decline in net income and EPS when compared to 2019. STIP payouts were above target, but below exceptional, and the three-year cumulative LTIP performance payouts were at 119% of target out of a maximum award of 200%. Equity markets were volatile in 2020 due to the pandemic and both the Company’s stock and the peer index had a negative return. The negative total shareholder return in 2020 reduced a portion of the LTIP award that uses this metric in the performance criteria to 29% of the targeted amount.
•In 2021, the Company completed another acquisition that resulted in additional provision for credit losses and merger expenses for the year. The Company also closed certain branch locations and recognized a related impairment charge. In support of its customers, the Company was an active participant in the Paycheck Protection Program that generated additional interest and fee income on loans. The total shareholder return for the both the Company and the peer index rebounded in 2021 with double digit returns. STIP payouts in 2021 were above target but below exceptional levels and the three-year cumulative LTIP performance payouts were at 59% of target out of a maximum award of 200%. No LTIP shares were awarded based on the three-year cumulative total shareholder return in 2021.
•In 2022, rising interest rates benefited the Company’s asset-sensitive balance sheet, resulting in an increase to net income and EPS. The Company’s total shareholder return increased in 2022, while the peer index declined. STIP payouts in 2022 were at the exceptional level and LTIP performance awards were at 132% of the aggregate target level. As noted in the compensation discussion and analysis, the NEOs also received a one-time Special Award in 2022 to increase retention.
•In 2023, net interest income continued to expand due to organic growth and an increase in market interest rates. In the industry, three large regional banks failed at the beginning of the year. The rise in short-term rates and robust deposit competition after the bank failures increased deposit costs. The provision for credit losses increased from a historically low level in 2022 and noninterest expense expanded due to higher deposit servicing costs and employee compensation and benefits. The total shareholder return for both the Company and the peer index were negative in 2023 as a result of the market disruption following the bank failures. STIP payments in 2023 were below the exceptional level due to the decline in EPS in 2023 from 2022. The LTIP performance awards were at 169% of the aggregate target level and were reflective of the three-year cumulative EPS and TSR targets.

The following financial measures were used by the Compensation Committee in determining executive compensation for 2023:

Important Financial Performance Measures
Earnings per share
Loan growth
Return on average tangible common equity
Nonperforming assets to total assets

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares or units) (2)			All Other Stock Awards (# of shares or units)	All Other Option Awards (# of securities underlying options)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James B. Lally	2/28/2023	$350,000	$700,000	$1,050,000
	2/28/2023				4,176	16,704	33,408	4,176	20,438	$54.46	$1,655,398
Keene S. Turner	2/28/2023	165,000	330,000	495,000
	2/28/2023				1,964	7,854	15,708	1,964	9,610	54.46	778,379
Scott R. Goodman	2/28/2023	121,250	242,500	363,750
	2/28/2023				1,323	5,290	10,580	1,323	6,474	54.46	524,304
Douglas N. Bauche	2/28/2023	95,625	191,250	286,875
	2/28/2023				1,043	4,172	8,344	1,043	5,105	54.46	413,461
Mark G. Ponder	2/28/2023	92,250	184,500	276,750
	2/28/2023				1,006	4,026	8,052	1,006	4,925	54.46	398,939
(1)The material terms of the annual cash incentive awards are described in the section titled “Compensation Components - Short-Term Incentive Plan,” in the Compensation Discussion and Analysis section above.
(2)The amounts shown reflect the threshold, target, and maximum incentive grants under the Amended and Restated 2018 Stock Incentive Plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Plan”, in the Compensation Discussion and Analysis section above.
(3)The aggregate grant date fair value of the grants were computed in accordance with ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation.
For more information, please refer to Note 15 – Shareholders’ Equity and Compensation Plans included in the Company’s 2023 Consolidated Financial Statements on Form 10-K filed with the SEC on February 26, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2023, for each NEO.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James B. Lally	—	17,637	$43.81	2/25/2021	2/25/2031
	—	20,325	$48.34	2/24/2022	2/24/2032
	—	20,438	$54.46	2/28/2023	2/28/2033
Total	—	58,400				31,715	$1,416,075	19,420	$867,103
Keene S. Turner	—	9,042	$43.81	2/25/2021	2/25/2031
	—	9,934	$48.34	2/24/2022	2/24/2032
	—	9,610	$54.46	2/28/2023	2/28/2033
Total	—	28,586				18,687	$834,375	9,298	$415,156
Scott R. Goodman	—	6,280	$43.81	2/25/2021	2/25/2031
	—	6,631	$48.34	2/24/2022	2/24/2032
	—	6,474	$54.46	2/28/2023	2/28/2033
Total	—	19,385				17,462	$779,678	6,236	$278,437
Douglas N. Bauche	—	4,730	$43.81	2/25/2021	2/25/2031
	—	5,081	$48.34	2/24/2022	2/24/2032
	—	5,105	$54.46	2/28/2023	2/28/2033
Total	—	14,916				11,919	$532,183	4,853	$216,686
Mark G. Ponder	—	4,521	$43.81	2/25/2021	2/25/2031
	—	4,878	$48.34	2/24/2022	2/24/2032
	—	4,925	$54.46	2/28/2023	2/28/2033
Total	—	14,324				11,846	$528,924	4,671	$208,560

(1)Options cliff vest three years after the date of grant.

(2)Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Lally: 7,983 on February 24, 2024, 3,592 on January 31, 2025, 4,176 on January 31, 2026, 7,982 on February 24, 2026 and 7,982 on February 24, 2028; Mr. Turner: 4,989 on February 24, 2024, 1,756 on January 31, 2025, 1,964 on January 31, 2026, 4,989 on February 24, 2026 and 4,989 on February 24, 2028; Mr. Goodman: 4,989 on February 24, 2024, 1,172 on January 31, 2025, 1,323 on January 31, 2026, 4,989 on February 24, 2026 and 4,989 on February 24, 2028; Mr. Bauche: 3,326 on February 24, 2024, 898 on January 31, 2025, 1,043 on January 31, 2026, 3,326 on February 24, 2026 and 3,326 on February 24, 2028; Mr. Ponder: 3,326 on February 24, 2024, 862 on January 31, 2025, 1,006 on January 31, 2026, 3,326 on February 24, 2026 and 3,326 on February 24, 2028.

(3)The amounts shown reflect incentive grants under the Amended and Restated 2018 Stock Incentive Plan that would be earned based on performance through the end of 2023. The settlements for these grants are contingent on the Company’s results for a three-year period. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Plan,” in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the value realized by each NEO with respect to any option exercises or vesting of stock awards for each NEO during 2023.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
James B. Lally	—	$—	25,957	$1,025,821
Keene S. Turner	—	—	13,308	$525,932
Scott R. Goodman	—	—	9,242	$365,244
Douglas N. Bauche	—	—	6,961	$275,099
Mark G. Ponder	—	—	6,654	$262,966

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2023 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

Name	Executive Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
James B. Lally	$75,000	$154,220	$—	$938,029
Mark G. Ponder	—	6,572	—	37,693

(1) Amounts in this column have been reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 29.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers are entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the qualifying event had occurred as of December 31, 2023. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $44.65 per share for our common stock as of December 31, 2023, and reflects the value of performance awards at target, RSUs and the net cash equivalent due the holder offset by any exercise or “strike” price for stock options.

	Voluntary Termination / For Cause	Acceleration of Unvested Equity Awards Upon Disability / Death	Total Compensation Upon Termination Other Than for Cause	Severance Upon Change in Control Termination	Acceleration of Unvested Equity Awards Upon a Change in Control	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(d+e)
James B. Lally	none	$2,818,255	$3,635,609	$6,153,414	$2,818,255	$8,971,669
Keene S. Turner	none	1,506,183	935,654	2,396,824	1,506,183	3,903,007
Scott R. Goodman	none	1,230,471	746,859	1,922,749	1,230,471	3,153,220
Douglas N. Bauche	none	882,819	635,609	1,584,422	882,819	2,467,241
Mark G. Ponder	none	866,436	594,500	1,488,643	866,436	2,355,079

CHIEF EXECUTIVE OFFICER PAY RATIO

Our compensation and benefits philosophy and overall structure are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure our employees’ pay reflects the level of their impact and responsibilities and is market competitive. The SEC requires companies to disclose the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2023.

We previously identified our median employee using our employee population and annual compensation as of December 31, 2022. There have been no significant changes in our employee population, our employee compensation arrangements, or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Therefore, we calculated the 2023 pay ratio using the same median employee that we used to calculate our 2022 pay ratio. The annual total compensation of our median employee for 2023 was $85,771. Our CEO’s compensation as reported in the Summary Compensation Table was $3,445,438 for the year ended December 31, 2023. Based on these compensation amounts, our estimate of the ratio of annual total compensation of the CEO to the annual total compensation of our median employee was 40:1.

Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 12. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries in 2023, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see “Related Person Transactions - Loans to Related Persons.”

During 2023, no executive officer of the Company served as (i) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for year ending December 31, 2024. Deloitte & Touche LLP acted as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The Board, on behalf of the Audit Committee, recommends that the shareholders ratify the appointment of the accounting firm. Although shareholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board in order to give the shareholders a voice in the designation of auditors. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for year ended December 31, 2024. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Deloitte & Touche LLP representatives are expected to attend the 2024 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.
Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2024 Annual Meeting is needed to approve this proposal. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Recommendation of the Board of Directors

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3. ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION

We are providing our shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables, all as set forth in pages 15 through 23 of this Proxy Statement.

The Dodd-Frank Act requires under Section 14A of the Exchange Act that companies provide their shareholders with the opportunity to cast an advisory vote to approve executive officer compensation, commonly referred to as a “Say-on-Pay” vote, at least once every three years. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a Say-on-Pay vote in its proxy materials, that we will have such an advisory Say-on-Pay vote annually.

This Say-on-Pay proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.”

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.
Vote Required
Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board will consider the vote of our shareholders on this proposal when determining the nature and scope of future executive compensation programs and decisions.
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2024 Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 15, 2024, certain information about the beneficial ownership of common stock and depositary shares (each representing a 1/40th ownership interest in a share of 5.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A) by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock, (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 7, 2024, there were 37,514,488 shares of common stock outstanding and 3,000,000 depositary shares outstanding (each representing a 1/40th ownership interest in a share of 5.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A). For purposes of the information in the following tables, “ownership” includes (i) shares of common stock or depositary shares directly or indirectly owned as of that date and (ii) shares of common stock which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Common Shares	Ownership
BlackRock Inc. (1)	3,802,269	10.2%
50 Hudson Yards
New York, NY 10001

Wellington Management Group LLP (2)	2,295,011	6.1%
280 Congress Street
Boston, MA 02210

The Vanguard Group (3)	1,994,848	5.3%
100 Vanguard Blvd.
Malvern, PA 19355

EARNEST Partners, LLC (4)	1,940,420	5.2%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309

Dimensional Fund Advisors LP (5)	1,912,355	5.1%
6300 Bee Cave Road, Building One
Austin, TX 78746

(1)    Holdings reported on Schedule 13G/A filed with the SEC on January 8, 2024. BlackRock Inc. has sole voting power over 3,595,782 shares of common stock and sole dispositive power over 3,802,269 shares of common stock.
(2)    Holdings reported on Schedule 13G filed with the SEC on February 8, 2024. Wellington Management Group LLP has shared voting power over 1,800,648 shares of common stock and shared dispositive power over 2,295,011 shares of common stock.
(3)    Holdings reported on Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group has shared voting power over 25,199 shares of common stock, sole dispositive power over 1,937,038 shares of common stock and shared dispositive power over 57,810 shares of common stock.
(4)    Holdings reported on Schedule 13G/A filed with the SEC on February 14, 2024. EARNEST Partners, LLC has sole voting power over 1,542,288 shares of common stock and sole dispositive power over 1,940,420 shares of common stock.
(5)    Holdings reported on Schedule 13G filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP has sole voting power over 1,875,372 shares of common stock and sole dispositive power over 1,912,355 shares of common stock.

Directors and Named Executive Officers Beneficial Owner	Number of Common Shares (1) (2)	Percentage of Ownership	Number of Depositary Shares (3)	Percentage of Ownership
Lynn B. Andrich	3,862	*	—	—
Douglas N. Bauche (2)	21,733	*	—	—
Michael A. DeCola (4)	43,903	*	—	—
Scott R. Goodman (2)	61,858	*	—	—
Robert E. Guest, Jr. (5)	103,662	*	—	—
James M. Havel	17,867	*	—	—
Michael R. Holmes	16,994	*	—	—
Nevada A. Kent, IV	11,990	*	—	—
James B. Lally (2) (6)	116,015	*	—	—
Marcela Manjarrez	1,950	*	—	—
Stephen P. Marsh	50,367	*	—	—
Mark G. Ponder (2) (7)	23,115	*	—	—
Daniel A. Rodrigues	4,916	*	—	—
Richard M. Sanborn (8)	234,275	*	—	—
Eloise E. Schmitz	9,632	*	—	—
Keene S. Turner (2)	49,700	*	2,000	*
Sandra A. Van Trease	53,823	*	—	—
Lina A. Young	2,010	*	—	—

All Directors and Executive Officers as a Group (20 total)	846,324	2.3%	2,000	*

* Less than 1%
(1)    Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.
(2)    Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Lally, 18,028 shares; Mr. Turner, 1,566 shares; Mr. Goodman, 4,852 shares; Mr. Bauche, 2,847 shares, and Mr. Ponder, 1,007 shares.
(3)    Each depositary share represents a 1/40th ownership interest in a share of 5.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A.

(4)    Includes 43,903 shares held by a family trust of which Mr. DeCola’s spouse is the trustee.
(5)    Includes 1,749 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 89,792 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; and 8,272 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power. Includes 1,650 shares held by the Guest Family Trust which Mr. Guest has shared voting and investment power.
(6)    Includes 4,107 shares held jointly by Mr. Lally and his spouse as to which Mr. Lally has shared voting and investment power.
(7)     Includes 200 shares held in an Individual Retirement Account to which Mr. Ponder has sole voting and investment power; and 5,335 shares held jointly by Mr. Ponder and his spouse as to which Mr. Ponder has shared voting and investment power.
(8)    Includes 234,275 shares beneficially owned by the Sanborn Family Trust which Mr. Sanborn has shared voting and investment power.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and director avoid situations where loyalties may be divided between our interests and the employee or director’s own interests. Employees and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as required to be disclosed in our financial statements or periodic filings with the SEC, other than specific categories of pre-approved transactions set forth in our Related Party Transactions Policy. Related party transactions include transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires directors, certain officers and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2023, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner, other than a Form 4 for Mr. Guest and Ms. Van Trease that were filed late.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee’s role includes assisting the Board in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with generally accepted United States accounting principles and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent registered public accounting firm, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee received written disclosures and the letter from the independent registered public accounting firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche LLP and considered whether Deloitte & Touche LLP’s performance of non-audit services for the Company was compatible with auditors’ independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Nevada A. Kent, IV, Chairperson	James M. Havel	Eloise E. Schmitz

Lyne B. Andrich	Daniel A. Rodrigues	Sandra A. Van Trease

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amendment or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte & Touche LLP, the Company’s principal accounting firm for the years ended December 31, 2023 and 2022:

	December 31,
	2023	2022
Audit fees (1)	$1,067,000	$1,002,500
Audit related fees (2)	85,600	47,500
Tax fees (3)	230,246	180,765
	$1,382,846	$1,230,765

(1)Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings or engagements including consultation on various accounting matters.
(2)Audit related fees in 2023 and 2022 related primarily to services for consulting.
(3)Tax fees include fees for services related to the review of Company prepared tax returns and tax consulting.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2023, all the services described under the headings “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte & Touche LLP representatives are expected to attend the 2024 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

PROPOSALS OF SHAREHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming shareholders’ annual meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2025 Annual Meeting of Shareholders of the Company must be received at the Company’s principal office at 150 North Meramec Ave., Clayton, Missouri 63105 on or before November 19, 2024, which is at least one hundred twenty (120) days prior to the anniversary date this Proxy Statement was released to our shareholders for the 2024 Annual Meeting, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any shareholder who intends to propose any other matter to be acted upon at the 2025 Annual Meeting of Shareholders (but not include such proposal in the Company’s proxy statement) must inform the Company, in the manner specified in the Company’s By-Laws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2024 Annual Meeting. As a result, the notice pursuant to the Company’s By-Laws must be received by the Company no earlier than January 1, 2025 and no later than January 31, 2025. Similarly, any shareholder nomination for a director to be elected at the 2025 Annual Meeting of Shareholders must be submitted to the Company, in the manner and form specified in the Company’s By-Laws, no earlier than January 1, 2025 and no later than January 31, 2025.

No notice that a shareholder intends to present a proposal at the 2024 Annual Meeting was received by the Company on or before February 9, 2024, which was ninety (90) days prior to the one-year anniversary of the 2023 Annual Meeting of Shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the 2024 Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the 2024 Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders at cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement (which will be promptly delivered upon such request), or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Broadridge Financial Services, Inc. (“Broadridge”) if you hold registered shares. You can notify Broadridge by sending written request to: Broadridge, 51 Mercedes Way, Edgewood NY 11717, or calling Broadridge at 1-800-353-0103.

ADDITIONAL INFORMATION

The Company’s website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the SEC, including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company’s corporate governance documents are available through our website www.enterprisebank.com under “Investor Relations.” Additionally, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available from the SEC at its website, www.sec.gov.

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The written request should be sent to the Corporate Secretary, Enterprise Financial Services Corp, 150 North Meramec Ave, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary

APPENDIX A

USE OF NON-GAAP FINANCIAL MEASURES

The Company’s accounting and reporting policies conform to U.S. GAAP and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible book value per common share, pre-provision net revenue return on average assets, and adjusted return on average tangible common equity in this report that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its tangible book value per common share, pre-provision net revenue return on average assets, and adjusted return on average tangible common equity collectively “core performance measures” presented in this report, as relevant measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these performance measures to the GAAP measures.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. The Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

Tangible Book Value per Common Share

	Year ended December 31,	Year ended December 31,
($ and shares in thousands, except per share amounts)	2023	2022
Shareholders' equity (GAAP)	$1,716,068	$1,522,263
Less preferred stock	71,988	71,988
Less goodwill	365,164	365,164
Less intangible assets	12,318	16,919
Tangible common equity (non-GAAP)	$1,266,598	$1,068,192

Period end shares outstanding	37,416	37,253
Tangible book value per common share	$33.85	$28.67

Pre-provision Net Revenue Return on Average Assets

Year ended December 31,
($ in thousands)	2023
Net income - GAAP	$194,059

Net interest income	$562,592
Noninterest income	68,725
FDIC special assessment	2,412
Less gain on sale of investment securities	601
Less gain on sale of other real estate owned	187
Less noninterest expense	348,186
PPNR (non-GAAP)	$284,755

Average assets	$13,805,236
ROAA (GAAP )	1.41%
PPNR ROAA (non-GAAP)	2.06%

Return on Average Tangible Common Equity

Year ended December 31,
($ in thousands)	2023
Net income available to common shareholders (GAAP)	$190,309
FDIC special assessment (after tax)	1,814
Net income available to common shareholders adjusted (non-GAAP)	$192,123

Average shareholders’ equity (GAAP)	$1,623,121
Less preferred stock	71,988
Less goodwill	365,164
Less intangible assets	14,531
Average tangible common equity (non-GAAP)	$1,171,438

Return on average common equity (GAAP)	12.27%
Return on average common equity adjusted for FDIC special assessment (non-GAAP)	12.39%
Return on average tangible common equity adjusted for FDIC special assessment (non-GAAP)	16.40%

ENTERPRISE
Financial Services Corp

ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MO 63105

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 30, 2024 for shares held directly and by 11:59 P.M. Eastern Time on April 29, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EFSC2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 30, 2024 for shares held directly and by 11:59 P.M. Eastern Time on April 29, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34073-P06278

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTERPRISE FINANCIAL SERVICES CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01)	Lyne B. Andrich	08)	Marcela Manjarrez
02)	Michael A. DeCola	09)	Stephen P. Marsh
03)	Robert E. Guest, Jr.	10)	Daniel A. Rodrigues
04)	James M. Havel	11)	Richard M. Sanborn
05)	Michael R. Holmes	12)	Eloise E. Schmitz
06)	Nevada A. Kent, IV	13)	Sandra A. Van Trease
07)	James B. Lally	14)	Lina A. Young

The Board of Directors recommends you vote FOR Proposals 2 and 3:

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V34074-P06278

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 1, 2024 – 5:00 p.m., Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James B. Lally and Keene S. Turner, or either of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the shareholder(s) would be entitled to vote on all matters that properly come before the 2024 Annual Meeting and at any adjournment(s) or postponement(s). The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this proxy card. This proxy card, when properly executed will be voted as directed. **If this proxy card is signed and returned by the shareholder(s) and no specifications are indicated, the proxies are authorized to vote "FOR" the election of all nominees in Proposal 1 as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, and "FOR" Proposals 2 and 3.** If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2024 Annual Meeting and at any adjournment(s) or postponement(s).

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN
This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the "Savings Plan") to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. Eastern Time on April 29, 2024, will be voted by the Savings Plan trustees as directed.

Continued and to be signed on reverse side